Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Veoneer, Inc. (“Veoneer”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value 1.00 per share (the “common stock”). As of February [•], 2020, [•] shares of our common stock were issued and outstanding.

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law (“DGCL”), for additional information.

DESCRIPTION OF COMMON STOCK

Authorized Capital Stock

Our authorized capital stock consists of 325,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. The outstanding shares of our common stock are fully paid and nonassessable.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “VNE.” Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The holders of our common stock will not have cumulative voting rights in the election of directors. In addition, the holders of shares of our common stock will be entitled to participate in dividends ratably on a per share basis when our board of directors declares dividends on our common stock out of legally available funds. Any time limit after which entitlement to dividend lapses, and the person in whose favor any such lapse operates, will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for stockholders domiciled outside the U.S., subject to the withholding tax, if any, levied in the U.S. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. No shares of our common stock will have any preemptive, redemption or conversion rights, or the benefits of any sinking fund. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock which we may authorize and issue in the future. The Bylaws and Certificate of Incorporation, which govern the rights of our stockholders, may be amended in accordance with the procedures set forth therein and in accordance with the DGCL. Amendments to certain provisions require a supermajority vote of stockholders. The common stock is not subject to a mandatory offering, redemption rights or sell-out obligation.

No Preemptive, Redemption or Conversion Rights

No shares of our common stock will have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

Voting Rights

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Board of Directors

Our Certificate of Incorporation provides that our board of directors will be divided into three classes. Each class shall consist of as close to one-third of the entire board of directors as possible. Each director shall be elected to serve a term of three years, with each director’s term to expire at the annual meeting held three years after the director’s election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the number of directors which the Corporation would have if there were no vacancies.

If a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the board of directors for consideration in accordance with the procedure set forth in our Corporate Governance Guidelines.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that any director may be removed only for cause and only by the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of voting stock, voting together as a single class. In addition, the Certificate of Incorporation and Bylaws also provide that any vacancies or newly created seats on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, and not stockholders.
No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

No Action by Stockholder Written Consent; Calling of Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws prohibit stockholder action by written consent. They also provide that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of our board of directors.

Advance Notice Requirements for Director Nominations and Stockholder Proposals

Our Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary in order for the matter to be properly brought before a meeting. The stockholder will also have to provide certain information and representations as specified in our Bylaws about the stockholder, its affiliates and any proposed business or nominee. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s Certificate of Incorporation or Bylaws, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

•The removal of directors;

•Filling vacant seats on the board of directors;

•The prohibition on stockholder action by written consent;

•The exclusive forum;

•The ability to call a special meeting of stockholders being vested solely in our board of directors;

•The ability of the board of directors to make, alter, amend or repeal our Bylaws, and

•The amendment provisions requiring that the above provisions be amended only with an 80% super-majority vote.

Dividend Rights

The holders of shares of our common stock will be entitled to participate in dividends ratably on a per share basis when our board of directors declares dividends on our common stock out of legally available funds. Any time limit after which entitlement to dividend lapses, and the person in whose favor any such lapse operates, will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for stockholders domiciled outside the U.S., subject to the withholding tax, if any, levied in the U.S. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
The Delaware General Corporation Law

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions, a publicly held Delaware corporation may not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•the corporation has elected in its Certificate of Incorporation not to be governed by Section 203 (which we have not done);

•prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to business combinations proposed by an interested stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

The term “business combination” is defined generally to include mergers or consolidations resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.

Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Liquidation, Dissolution or Similar Rights

In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. All shares of our common stock are fully paid and non-assessable.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of our common stock. Such approval is not required, however, for any public offering for cash; any bona fide private financing, if the financing involves a sale of common stock, for cash, at a price at least as great as each of the book and market value of our common stock; and securities convertible into or exercisable for common stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock or preferred stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. The Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our stockholders, directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.